Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-156012, 333-217639, 333-266597, 333-266600, 333-17773 and 333-280345) and on Form S-3 (No. 333-229162) of Gray Media, Inc. of our reports dated February 27, 2025, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of Gray Media, Inc., appearing in this Annual Report on Form 10-K of Gray Media, Inc. for the year ended December 31, 2024.

/s/ RSM US LLP

Atlanta, Georgia

February 27, 2025